FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President & CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

Jacqueline Lemke Named President and CEO of BASi

WEST LAFAYETTE, Indiana -- February 12, 2013 -- BASi (Bioanalytical Systems, Inc.) (NASDAQ: BASI) announced today that Jacqueline Lemke has been named President and CEO, with continuing responsibility as CFO. Ms. Lemke also has been appointed to BASi’s Board of Directors. She had served as Interim President and CEO since July 2012, and was named CFO in April 2012.

Chairman John B. Landis, Ph.D., said, "This well-earned promotion speaks to the outstanding job Jacqueline Lemke has done since joining BASi less than a year ago. The Board recognizes her many significant accomplishments in spearheading our restructuring, reducing costs, and developing a strategy for renewed growth. There is much work still to do to complete BASi’s transformation and restore our company’s growth and profitability, and we are convinced that Jackie is the right person for the job."

Ms. Lemke has more than 20 years of experience in critical financial reporting and management positions. Prior to joining BASi, she was Vice President of Finance and Global CFO of Remy, Inc., a $900 million division of Remy International, where she built a 44-person global finance team and created a financial system to support rapid decision making and clear lines of management accountability. Earlier, she served as Vice President of Finance, Global CFO Connected Home Solutions at Motorola, Inc., and was Strategic Planning Director, Global Invista division at DuPont. Ms. Lemke is a CPA and began her career as a tax consultant at Deloitte Touche.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.